Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-249370) on Form F-3 of our reports dated April 29, 2024, with respect to the consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG Cárdenas Dosal, S.C.

Mexico City, México

April 29, 2024